Exhibit 99.1

Trovagene to Present New Data from Onvansertib Phase 2 Study in Metastatic Castration-Resistant Prostate Cancer at Asia-Pacific Prostate Cancer Conference

SAN DIEGO, CA — August 15, 2019 — Trovagene, Inc. (Nasdaq: TROV), a clinical-stage, Precision Cancer Medicine™ oncology therapeutics company, developing drugs that target cell division (mitosis), for the treatment of various cancers, including prostate, colorectal and leukemia, today announced that new clinical data from its Phase 2 trial of onvansertib, in combination with Zytiga® (abiraterone acetate)/prednisone, in metastatic Castration-Resistant Prostate Cancer (mCRPC), will be presented as an oral poster at the 20th Asia-Pacific Prostate Cancer Conference, which will be held August 23-26 in Melbourne, Australia.

The data will be presented in an oral, moderated poster session on Saturday, August 24, 2019 at 1:00 pm (AEDT)

Details of the Trovagene Poster Presentation are as follows:

Title: A Phase 2 Study of the Combination of PLK1 Inhibitor, Onvansertib, with Abiraterone and Prednisone in Patients with Metastatic Castration-Resistant Prostate Cancer (mCRPC)

Abstract Number: 1044

Moderated Poster Session: Clinical Urology

Location: Goldfields Exhibition

About Trovagene, Inc.

Trovagene is a clinical-stage, oncology therapeutics company, taking a precision cancer medicine approach to develop drugs that target mitosis (cell division) to treat various types of cancer, including leukemias, lymphomas and solid tumors. Trovagene has intellectual property and proprietary technology that enables the Company to analyze circulating tumor DNA (ctDNA) and clinically actionable markers to identify patients most likely to respond to specific cancer therapies. Trovagene plans to continue to vertically integrate its tumor genomics technology with the development of targeted cancer therapeutics.  For more information, please visit https://www.trovageneoncology.com.

Trovagene Contact:

Vicki Kelemen

VP, Clinical Development and Investor Relations

858-952-7652

vkelemen@trovagene.com

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992